

                                                                                                               EXHIBIT 11.1

                                              CONSECO, INC. AND SUBSIDIARIES

                                        COMPUTATION OF EARNINGS PER SHARE - PRIMARY
                                                        (unaudited)

                                                                       Three months ended           Nine  months ended
                                                                          September 30,                September 30,
                                                                       ------------------           -------------------
                                                                       1996          1995           1996           1995
                                                                       ----          ----           ----           ----
Shares outstanding, beginning of period..........................   41,866,624    40,422,498     40,515,914     44,369,700

Weighted average shares issued (acquired) during the period:
   New shares issued.............................................   16,090,989          -         5,363,663           -
   Treasury stock acquired.......................................       (7,992)         -          (589,950)    (3,685,028)
   Exercise of stock options.....................................      156,387        25,660      1,281,506         83,634
   Preferred stock conversions...................................    1,802,132          -           860,631            -
   Common equivalent shares related to:
     Stock options at average market price ......................    3,093,340     1,439,812      2,585,119      1,396,478
     Employee stock plans .......................................    1,111,842       910,436      1,057,862        869,864
     PRIDES......................................................    7,472,187          -         6,870,504            -
                                                                    ----------    ----------     ----------     ----------

Weighted average primary shares outstanding......................   71,585,509    42,798,406     57,945,249     43,034,648
                                                                    ==========    ==========     ==========     ==========


Net income for primary earnings per share:
   Net  income as reported.......................................  $78,078,000   $43,530,000   $174,487,000   $167,821,000
     Less Series D preferred stock dividends.....................     (790,000)   (4,607,000)    (9,807,000)   (13,820,000)
                                                                   -----------   -----------   ------------   ------------

Net income for primary earnings per share........................  $77,288,000   $38,923,000   $164,680,000    $154,001,000
                                                                   ===========   ===========   ============    ============

Net income per primary common share..............................        $1.08          $.91          $2.84          $3.58
                                                                         =====          ====          =====          =====
